                                                                     Exhibit 4.6


This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered and therein only by persons permitted to offer such securities. No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence. These securities have not been and will not be registered under the United States Securities Act of 1933 and may not be offered directly or indirectly in the United States of America, its territories or possessions, or to residents or nationals thereof.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary, Northern Telecom Limited, 3 Robert Speck Parkway, Mississauga, Ontario L4Z 3C8, telephone number: (905) 566-3000. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary, Northern Telecom Limited, at the above-mentioned address and telephone number.

New Issue

                                     [LOGO]

                            NORTHERN TELECOM LIMITED
                               200 EXCHANGE RIGHTS

Each Exchange Right entitles the holder thereof to exchange, in the circumstances specified herein, such Exchange Right, together with one Cumulative Redeemable Class A Preferred Share Series 4 (a "Series 4 Share") of Northern Telecom Limited (the "Corporation"), for that number of fully paid and freely tradeable common shares of the Corporation (the "Common Shares") determined by dividing $500,000 by the greater of $2.50 and 95% of the weighted average trading price of the Common Shares on The Toronto Stock Exchange (the "TSE") for the ten trading days ending immediately preceding the Exchange Date (as hereinafter defined).

The Exchange Rights have no value except in connection with a Series 4 Share. The Exchange Rights will not be evidenced by a certificate, but each Exchange Right will be attached to and transferred with the Series 4 Share to which such right relates. Montreal Trust Company of Canada, the registrar and transfer agent of the Series 4 Shares, will maintain a register of the holders of and a register of transfers of Exchange Rights, which registers will correspond to the respective registers of the holders of and of transfers of Series 4 Shares.

The Exchange Rights will not be listed on any stock exchange.

The Exchange Rights will be distributed to the holders of Series 4 Shares of record on the Closing Date (as hereinafter defined) without cost to such holders and thereafter will accompany and be a part of the Series 4 Shares. The Exchange Rights will not be the subject of any indenture or other agreement to which the Corporation is a party.

THE OUTSTANDING COMMON SHARES ARE LISTED ON THE TORONTO, MONTREAL AND VANCOUVER STOCK EXCHANGES IN CANADA, THE NEW YORK STOCK EXCHANGE, THE INTERNATIONAL STOCK EXCHANGE OF THE UNITED KINGDOM AND THE REPUBLIC OF IRELAND LIMITED AND THE TOKYO STOCK EXCHANGE. ON JUNE 30, 1994 THE CLOSING PRICE OF THE COMMON SHARES ON THE TSE WAS $38.50 PER SHARE.

             -------------------------------------------------------
                          PRICE: ISSUED WITHOUT CHARGE
             -------------------------------------------------------

The Exchange Rights will be issued to the holders of Series 4 Shares without any cost or charge. See "Plan of Distribution". The Corporation will not receive any proceeds from the distribution of the Exchange Rights. Expenses of the issue of the Exchange Rights, estimated to be approximately $225,000, will be borne by the Corporation. The Corporation has agreed to pay dealers (the identity of which will not be known until July 12, 1994) a fee equal to 1/16th of one percent of the stated value of the Series 4 Shares represented by them at the auction to be held on July 12, 1994 to determine the dividend rate to be paid on the Series 4 Shares, resulting in an aggregate fee payable to all such dealers of $62,500. The Corporation has also agreed to pay a $25,000 management fee to ScotiaMcLeod Inc. for its services as agent and manager with respect to the issue of the Exchange Rights.

Certain legal matters in respect of the issue of the Exchange Rights will be passed upon on behalf of the Corporation by Clive V. Allen, Senior Vice-President and General Counsel of the Corporation. It is intended that the Exchange Rights will be issued to the holders of Series 4 Shares on the Closing Date, which is expected to be on or about July 8, 1994 or such other date as may be determined by the Corporation, but not later than July 29, 1994.

             -------------------------------------------------------
             The date of this short form prospectus is July 6, 1994.

                                TABLE OF CONTENTS

                                                                            PAGE
Documents Incorporated by Reference .......................................    2
Currency ..................................................................    2
The Corporation ...........................................................    3
Recent Developments .......................................................    3
Description of the Exchange Rights ........................................    7
Description of Share Capital ..............................................    8
Market for the Common Shares ..............................................    9
Price Range and Trading Volume of Common Shares ...........................   10
Dividends Paid on Common Shares ...........................................   10
Canadian Federal Income Tax Considerations ................................   11
Use of Proceeds ...........................................................   12
Plan of Distribution ......................................................   13
Legal Matters .............................................................   13
Auditors, Registrar and Transfer Agent ....................................   13
Statutory Rights of Withdrawal and Rescission .............................   13
Certificate of the Corporation ............................................   14

                                 ---------------


                       DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference in and form an integral part of this short form prospectus:

    (a) the Annual Report on Form 10-K of the Corporation dated March 11, 1994, for the year ended December 31, 1993, filed in lieu of an annual information form, which includes the Corporation's comparative consolidated financial statements for the year ended December 31, 1993, and the report of the auditors thereon;

    (b) the Proxy Circular and Proxy Statement of the Corporation dated March 11, 1994, in respect of the Annual Meeting of Shareholders held on April 28, 1994; and

    (c) the 1994 First Quarter Report to Shareholders dated April 28, 1994, for the quarter ended March 31, 1994, which includes the comparative Unaudited Condensed Consolidated Statement of Operations, Balance Sheet and Statement of Changes in Financial Position of the Corporation for the quarter ended March 31, 1994.

    Any documents of the type referred to in the preceding paragraph and any material change reports (excluding confidential material change reports) filed by the Corporation with the provincial securities commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this short form prospectus.

    ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIED OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.


                                    CURRENCY

    The Corporation reports all financial results in United States dollars. Unless otherwise indicated, references herein to dollar amounts are in Canadian dollars.

                                 THE CORPORATION

    The Corporation was incorporated under the laws of Canada in 1914 and was amalgamated with two wholly-owned subsidiaries on January 4, 1982 under the Canada Business Corporations Act. It has its registered office at the World Trade Centre of Montreal, 8th Floor, 380 St. Antoine Street West, Montreal, Quebec, Canada, H2Y 3Y4 and its principal executive office at 3 Robert Speck Parkway, Mississauga, Ontario, Canada, L4Z 3C8; telephone number (905) 566-3000. Unless the context indicates otherwise, "Northern Telecom" refers to the Corporation and its subsidiaries.

    Northern Telecom is a leading global manufacturer of telecommunications equipment, the only business segment in which it operates. The telecommunications equipment business consists of the research and the design, development, manufacture, marketing, sale, financing, installation and service of central office switching equipment, multimedia communication systems equipment, transmission equipment, cable and outside plant products, and other products and services.


                               RECENT DEVELOPMENTS

    On April 26, 1994, the Corporation announced its financial results for the quarter ended March 31, 1994 and the information contained in this section is as of that date, unless otherwise indicated. All dollar amounts in this section are in United States dollars, unless otherwise indicated.


RESULTS OF OPERATIONS

    Consolidated revenues for the first quarter of 1994 were $1.99 billion, an increase of three percent over revenues of $1.94 billion in the same period of 1993. The slight increase in revenues for the first quarter of 1994 was attributable to a volume increase of approximately seven percent, partially offset by price reductions of approximately two percent and the effect of net dispositions of approximately two percent. Net earnings applicable to Common Shares for the first quarter of 1994 amounted to $87 million ($.35 per Common Share), compared with net earnings applicable to Common Shares of $74 million ($.30 per Common Share) for the same period of 1993. Net earnings applicable to Common Shares were calculated after dividends on preferred shares of $1 million and $2 million in the first quarters of 1994 and 1993, respectively. A one-time gain related to the disposition of the optical fiber and fiber cable manufacturing facility in Saskatoon, Saskatchewan of $72 million after tax ($.29 per Common Share) was included in the first quarter 1994 results.

    The consolidated results include the results of Netas-Northern Electric Telekomunikasyon A.S. ("Netas"), the Corporation's subsidiary in Turkey, effective March 1, 1993, and TTS Meridian Systems Inc. ("TTS"), effective July 1, 1993. Effective August 1, 1993, the cellular infrastructure systems sales and service activities within the partnership, MOTOROLA NORTEL Communications Co. ("MNCC") (which had been accounted for under the equity method since it commenced operations in May 1992) returned to the partners, Motorola Inc. and Northern Telecom. The assets and businesses of STC PLC ("STC"), except for those of STC Submarine Systems, were acquired by STC's parent company, Northern Telecom Europe Limited. STC Submarine Systems was sold effective January 1, 1994. The net effect of this sale and these consolidations was to reduce revenues by approximately $40 million for the first quarter of 1994.

    On July 21, 1993, the Corporation announced $1.16 billion in special charges for a restructuring program ($409 million pre-tax), a new software initiative ($252 million pre-tax) and a goodwill write-down ($500 million). At March 31, 1994, the remaining restructuring and software initiative provisions were $282 million and $156 million, respectively. The restructuring program and the software initiative continue to be on schedule and are expected to be substantially complete in 1994 as planned, with the anticipated benefits expected to begin to materialize during the second half of 1994.

    As part of the restructuring program, Northern Telecom has completed several actions. On August 25, 1993, Northern Telecom announced the closure and relocation of its Montreal North, Quebec repair facility, which was completed in the first quarter of 1994. On September 1, 1993, Northern Telecom announced the phase-out and closing of its London, Ontario and Amherst, Nova Scotia facilities. The London facilities were closed during the second quarter of 1994. Northern Telecom sold its Amherst facility on April 4, 1994. On January 12, 1994, Northern Telecom sold its San Diego, California semiconductor manufacturing facility to SGS-THOMSON and entered into a strategic alliance with SGS-THOMSON involving technology development and manufacturing of custom integrated circuit components. Under the agreements, SGS-THOMSON will supply a large share of

Northern Telecom's proprietary integrated circuit requirements. On January 27, 1994, Northern Telecom announced it would close its transmission facility in Stone Mountain, Georgia. The facility was closed during the second quarter of 1994.

    Effective March 31, 1994, Northern Telecom terminated a 1939 supply contract with Bell Canada which, among other things, gave Northern Telecom a right of first proposal on telecommunications equipment purchases. Northern Telecom expects to maintain a strategic relationship with Bell Canada, similar to strategic relationships with other customers, but cannot predict the level of future telecommunications equipment purchases by Bell Canada. Accordingly, management is unable, at this time, to determine that a material effect on Northern Telecom's global financial condition or results of operations is not reasonably likely to occur as a result of the termination of the 1939 supply contract.


REVENUES

    Revenues were up slightly in the first quarter as compared with the same period of 1993, primarily as a result of higher transmission revenues, other revenues, and multimedia communication systems revenues, partially offset by lower cable and outside plant revenues. Central office switching revenues were up slightly.

    Revenues from transmission equipment sales were up significantly due to continued growth of wireless revenues and due to higher FiberWorld sales in the United States, partially offset by lower sales in Canada. Other revenues, comprising principally revenue from other products and interest income of finance subsidiaries, increased significantly due primarily to higher product sales in Europe. Multimedia communication systems sales increased due to stronger sales in the United States, partially offset by lower sales in Canada and Europe. Central office switching revenues were down significantly in Canada, due to much lower sales to Bell Canada and other Canadian telecommunications operating companies. However, this decline was slightly more than offset by stronger sales in other markets, particularly in Asia Pacific and the United States. Central office switching volume increased, although competitive pricing pressures continued as expected. Software sales were essentially flat for the quarter. Significantly lower cable and outside plant revenues resulted primarily from the sale of the STC Submarine Systems business.

    Revenues in Canada were down substantially, due to considerably lower capital spending by Bell Canada and other Canadian telecommunications operating companies, which is expected to continue. Revenues in the United States were up in the first quarter primarily due to higher sales to inter-exchange carriers, regional holding companies and other customers, partially offset by lower sales to other telephone operating companies. Revenues in Europe were up significantly for the first quarter compared with the same period in 1993, in part as a result of the consolidation of Netas for the full quarter in 1994, partially offset by the sale of STC Submarine Systems. Future European revenues may be affected by significant fluctuations in the value of the Turkish Lira. Sales in Asia Pacific were up significantly in the quarter as a result of increased sales in China. Sales in the Caribbean and Latin American market were also up significantly.


GROSS PROFIT

    Gross profit in the first quarter decreased by $106 million to $692 million, a decline of 13 percent, primarily due to lower gross margins. Gross margin for the first quarter of 1994 was 34.6 percent of revenues compared with 41.1 percent of revenues in the first quarter of 1993. The decrease in gross margin is primarily the result of product and market mix, and lower gross margins for central office switching equipment and slightly lower gross margins for multimedia communication systems and transmission equipment due to continuing competitive pricing pressures not offset by corresponding cost reductions. Gross margins were also down significantly for cable and outside plant products largely as a result of the sale of STC Submarine Systems. Gross margins increased by 1.1 percentage points and 1.3 percentage points for the first quarter of 1994 and 1993, respectively, as a result of the reclassification of certain costs to research and development expense.

    Northern Telecom expects that the pressures on gross margins will continue as certain North American customers enter into large-scale contracts providing for the purchase of billions of dollars of equipment over a number of years with a limited number of suppliers and as international sales, which currently have lower margins, become a greater percentage of overall sales. In addition, as central office switching sales decline as a percentage of overall sales, gross margins will be negatively impacted by higher sales of the other product lines. Margins are also significantly affected by the volume of software sales due to the high margins associated with software sales.

Northern Telecom has taken steps to reduce excess capacity and to rationalize and consolidate manufacturing facilities, and continues to reduce infrastructure support costs.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative ("SG&A") expenditures were $389 million for the first quarter of 1994 compared with $365 million for the same period in 1993. SG&A expenditures increased to 19.5 percent of total revenues in the first quarter of 1994 compared with 18.8 percent for the same period in 1993. This level of SG&A expenditures reflects higher sales and marketing expenditures in international markets and the net effect of the consolidation of new businesses for the full quarter. Northern Telecom will continue to take steps to contain costs and improve efficiency by implementing the cost reductions provided for in the restructuring program, while at the same time funding required market development.


RESEARCH AND DEVELOPMENT EXPENSE

    Total research and development ("R&D") expense, including R&D costs incurred on behalf of others, was $283 million and $297 million for the three months ended March 31, 1994 and 1993, respectively. Northern Telecom's R&D investment in 1994 was $247 million (12.4 percent of total revenues), compared with $256 million (13.2 percent of total revenues) in 1993. This level of investment reflects ongoing programs for new products, process development and advanced capabilities, and services for a broad array of existing products. Effective 1994, certain costs primarily representing product verification activities, which had been recorded principally as cost of revenues, have been reclassified to research and development expense. Comparative amounts for 1993 have been restated accordingly.


INVESTMENT AND OTHER INCOME - NET AND INTEREST EXPENSE

    Investment and other income - net (including net earnings in associated companies) increased by $37 million in the first quarter of 1994 from the first quarter of 1993. This increase was mainly due to higher interest income, resulting in part from the consolidation of Netas, minority interests and lower foreign exchange losses.

    Interest expense amounted to $67 million in the first quarter of 1994 compared with $50 million in the first quarter of 1993, resulting in part from the consolidation of Netas and higher average borrowings required to fund operating needs, partially offset by lower interest rates.


INCOME TAXES

    The provision for income taxes for the first quarter of 1994 was 26.7 percent of pre-tax earnings compared with 34.0 percent of pre-tax earnings in the first quarter of 1993. The decrease in the tax rate was due to the change in earnings mix and reflects the lower capital gains tax expense on the sale of the optical fiber and fiber cable manufacturing facility in Saskatoon, Saskatchewan. The tax expense on operating earnings was 30.0 percent.


ORDER BACKLOG

    Order backlog at March 31, 1994 was $3.93 billion, up 11 percent from the $3.53 billion of orders on hand at the end of the first quarter of 1993 and down 18 percent from the $4.82 billion of orders on hand at December 31, 1993. The majority of the backlog is scheduled for delivery within twelve months. The STC Submarine Systems backlog was $500 million at December 31, 1993. Order backlog may be affected as deliveries are made under long-term supply contracts entered into in 1992 and 1993.


LIQUIDITY AND CAPITAL RESOURCES

    Cash and short-term investments increased by $79 million in the first quarter of 1994. Cash provided by operating activities amounted to $138 million for the first quarter of 1994 compared with cash used by operating activities of $50 million for the first quarter of 1993. The increase in cash from operating activities was mainly due to decreased working capital requirements. The total debt to total capitalization ratio at March 31, 1994 was 35 percent compared with 43 percent at December 31, 1993 and 32 percent at March 31, 1993. The decrease from December 31, 1993 reflects utilization of the majority of the proceeds from the disposal of STC Submarine Systems business, the optical fiber and fiber cable manufacturing facility in Saskatoon, Saskatchewan and the San Diego, California semi-conductor manufacturing facility to reduce debt. Capital expenditures amounted to $34 million for the first quarter of 1994, a decrease of $34 million from the same period last year. Northern Telecom expects its consolidated capital expenditures for total year 1994 to be down compared with 1993.

    On July 30, 1993, Dominion Bond Rating Service downgraded the Corporation's long-term debt rating from AA to A (high), its commercial paper rating from R-1
(mid) to R-1 (low) and its preferred share rating from Pfd-1 to Pfd-2. On August 11, 1993, Standard & Poor's Corporation downgraded the Corporation's long-term debt rating from A+ to A and affirmed its commercial paper rating at A-1. On August 16, 1993, Canadian Bond Rating Service downgraded the Corporation's long-term debt rating from A+ (high) to A (high), its commercial paper rating from A-1+ to A-1 and its preferred share rating from P-1 to P-2. On August 27, 1993, Moody's Investors Service, Inc. downgraded the Corporation's long-term debt rating from Aa3 to A2 and affirmed its commercial paper rating at P-1. As a result, certain of the Corporation's existing financing arrangements may no longer be available and it may be more expensive for the Corporation to finance its activities.

    The Corporation has $500 million of debt securities and warrants to purchase debt securities registered with the United States Securities and Exchange Commission pursuant to a shelf registration program. The Corporation has also filed with the securities regulatory authorities in each of the provinces in Canada a (final) short form shelf prospectus to issue up to Cdn.$500 million of debt securities and warrants to purchase debt securities of the Corporation under a Canadian shelf program. Northern Telecom has at its disposal unused committed lines of credit of approximately $1.08 billion. Northern Telecom expects to meet its cash requirements from operations, dispositions and conventional sources of external financing.

    To fully implement the restructuring program and software initiative, net cash requirements are anticipated to be approximately $150 million through 1994. On July 21, 1993, the Corporation announced an agreement to sell the STC Submarine Systems business for cash consideration of approximately (pound)600 million (approximately $900 million), subject to the approval of regulatory authorities and other standard conditions. The approval of the Monopolies and Mergers Commission was received on February 24, 1994 and the sale was completed on March 11, 1994. Gross proceeds, before closing adjustments, of (pound)400 million were received on March 11, 1994 and the remaining (pound)200 million was received on April 29, 1994. This transaction reduced goodwill by (pound)500 million ($740 million).

    Effective May 1, 1994, Northern Telecom sold Northern Telecom Finance Corporation (the wholly-owned finance subsidiary in the United States) to General Electric Capital Corporation ("GECC") for approximately net book value at closing. Northern Telecom also entered into a long-term operating agreement with GECC to provide financing to Northern Telecom customers and distributors in the United States. This transaction will not have a material effect on Northern Telecom's 1994 earnings.


LEGAL PROCEEDINGS

    Certain holders of the Corporation's securities have commenced three purported class actions in the United States District Court for the Southern District of New York alleging that the Corporation and certain of its officers violated the Securities Exchange Act of 1934 and common law by making material misstatements of, or omitting to state, material facts relating to the business operations and prospects and financial condition of the Corporation. Compensatory and punitive damages are sought in each of the class actions. On July 30, 1993, all three actions were consolidated before a judge of the United States District Court for the Southern District of New York. A Consolidated Amended Complaint was filed by all of the plaintiffs on September 16, 1993. On January 21, 1994, a judge of the United States District Court for the Southern District of New York dismissed the purported class actions without prejudice thereby allowing the plaintiffs to file a Second Consolidated Amended Complaint by February 25, 1994. On February 18, 1994, the plaintiffs filed the Second Consolidated Amended Complaint. The Corporation and the named officers have filed a motion challenging the sufficiency of the Second Consolidated Amended Complaint. The motion for class action certification, originally filed by the plaintiffs on November 24, 1993, has been withdrawn by the plaintiffs without prejudice. The Corporation anticipates the motion for class certification will be refiled by the plaintiffs. The Corporation and the named officers will vigorously defend each of these actions. Due to the early stages of these actions, the Corporation cannot determine whether these actions will have a material adverse impact on the financial position or results of operations of Northern Telecom.

    The Internal Revenue Service (the "IRS") has proposed income tax adjustments to the 1980 through 1985 federal income tax returns of Northern Telecom Inc. ("NTI"), the Corporation's principal United States subsidiary. NTI has protested these proposed adjustments with the Regional Appeals Office of the IRS and expects to receive a statutory notice of proposed assessment with respect to matters which remain in dispute. The Corporation currently estimates the statutory notice of proposed assessment will propose additional tax liability of between $360 million and $450 million, together with interest at the applicable statutory rates. If a statutory notice of proposed assessment is received, NTI intends to file a petition with the United States Tax Court opposing such proposed additional tax liability. The majority of the proposed additional tax liability involves the timing of income recognition and consequently, if the IRS were to prevail, NTI would be entitled to a refund for later taxable years. After consultation with outside tax counsel and the Corporation's independent accountants, it is management's opinion that additional tax liability, if any, resulting from the proposed income tax adjustment will not have a material adverse effect on the results of operations or financial position of Northern Telecom.


                       DESCRIPTION OF THE EXCHANGE RIGHTS

    The Corporation will issue 200 Exchange Rights on the Closing Date to holders of Series 4 Shares without cost to such holders. The Exchange Rights have no value except in connection with a Series 4 Share. The Exchange Rights will not be evidenced by a certificate but shall have the rights and privileges and be subject to the conditions and restrictions provided herein.

    The Exchange Rights will be of no force or effect until the occurrence, for the second consecutive time following the issue of such Exchange Rights, of an auction in respect of the Series 4 Shares in which there are not "Sufficient Clearing Bids" (as described below under "Certain Provisions of the Series 4 Shares") to determine a dividend rate in respect of the Series 4 Shares other than the "Maximum Rate" (as described below). Such an auction is referred to herein as an "unsuccessful auction". Upon the occurrence of such second consecutive unsuccessful auction, and upon the occurrence of any consecutive unsuccessful auction thereafter, each Exchange Right will entitle the holder thereof, subject as hereinafter provided, to exchange such right, together with one Series 4 Share, for that number of Common Shares determined by dividing $500,000 by the greater of $2.50 and 95% of the weighted average trading price of the Common Shares on the TSE for the ten trading days ending immediately preceding the Exchange Date (as hereinafter defined).

    Upon the occurrence of a second consecutive unsuccessful auction, and upon the occurrence of each consecutive unsuccessful auction thereafter, the holder of an Exchange Right may exercise the right of exchange by written notice (a "Notice of Exchange") given to the Corporation in the form attached as Schedule A to this short form prospectus and in the manner described therein, at any time during the three business days next following the occurrence of each second consecutive unsuccessful auction or each consecutive unsuccessful auction thereafter (the "Exercise Notice Period"). A holder of a Series 4 Share who does not exercise the Exchange Right as herein provided during an Exercise Notice Period may exercise the Exchange Right thereafter during the Exercise Notice Period following each subsequent consecutive unsuccessful auction; provided, however, that an Exchange Right may only be exercised after at least two consecutive unsuccessful auctions.

    On or before the close of business on the second business day following the expiry of the Exercise Notice Period, the Corporation will give the registered holders of the Series 4 Shares and Exchange Rights notice of its election to issue Common Shares in exchange for each Exchange Right and Series 4 Share in respect of which a Notice of Exchange has been received. If the Corporation does not give such notice, it will redeem all, but not less than all, of the outstanding Series 4 Shares in accordance with the Share Conditions (as hereinafter defined) and on the basis described below under "Certain Provisions of the Series 4 Shares".

    If the Corporation exchanges an Exchange Right and Series 4 Share for Common Shares, the holder of such Exchange Right and Series 4 Share will receive that number of Common Shares equal to the amount obtained by dividing $500,000 by the greater of $2.50 and 95% of the weighted average trading price of the Common Shares on the TSE for the ten trading days ending immediately preceding the Exchange Date. The Corporation will pay cash in lieu of fractional Common Shares.

    The Exchange Date shall be the Auction Date following receipt by the Corporation of a Notice of Exchange, as determined pursuant to the rights, privileges, restrictions and conditions attaching to the Series 4 Shares (the "Share Conditions"). An Auction Date is normally the second Tuesday in each month.

    If the Series 4 Shares are subdivided, consolidated or otherwise altered in a manner which affects the number of Series 4 Shares then issued and outstanding, the relevant provisions of the Exchange Rights shall automatically be modified accordingly.

    Common Shares issued on the exercise of an Exchange Right will be issued in the name of the registered holder of the Series 4 Share and Exchange Right who has delivered a Notice of Exchange or in the name of such other person or persons specified therein, and will be delivered to such holder or such other person or persons by the registrar and transfer agent of the Series 4 Shares on the Exchange Date at the principal office of the registrar and transfer agent in Toronto, Ontario. Each holder delivering a Notice of Exchange will be required to represent and agree therein (among other things) that neither it nor any other person specified therein to receive Common Shares has or will offer or sell such Common Shares to a person in the United States or through the facilities of any securities exchange or inter-dealer quotation system in the United States.

    Dividends on Series 4 Shares which are exchanged pursuant to the exercise of an Exchange Right will accrue to but not including the Exchange Date, and will be paid on the business day next following the Exchange Date. Series 4 Shares which have been exchanged shall be cancelled and the Exchange Rights associated therewith shall terminate.

    If the Corporation elects to redeem all of the outstanding Series 4 Shares pursuant to the Share Conditions, it will issue a notice of redemption to the registered holders of the Series 4 Shares, in the manner provided in the Share Conditions, not less than ten business days prior to the business day immediately preceding the next Auction Date (the "Redemption Date"). All Series 4 Shares will be redeemed on the Redemption Date. As required by the Share Conditions, prior to the Redemption Date the Board of Directors of the Corporation will have declared a dividend on the Series 4 Shares at the then-prevailing dividend rate in respect of the period from the last Dividend Payment Date (as defined in the Share Conditions) to the Redemption Date. The Redemption Price of each Series 4 Share will be the aggregate of $500,000 plus such dividend, and shall be paid by or on behalf of the Corporation on the Redemption Date. Upon the exercise of the right of redemption by the Corporation and the payment of such Redemption Price, the Series 4 Shares shall be redeemed and cancelled and the Exchange Rights associated therewith shall terminate. The Exchange Rights will not affect the ability of the Corporation to redeem all or part of the Series 4 Shares at any time and from time to time on the terms and in the manner provided in the Share Conditions.

    An Exchange Right constitutes an irrevocable right granted by the Corporation in favour of the holder thereof which, when exercised by the holder, will create an agreement between the Corporation and the holder thereof on the basis described herein.


                          DESCRIPTION OF SHARE CAPITAL

    The authorized capital of the Corporation consists of an unlimited number of Common Shares without nominal or par value, an unlimited number of Class A Preferred Shares and an unlimited number of Class B Preferred Shares, each without nominal or par value and issuable in series (collectively, the "Preferred Shares").


COMMON SHARES

    Holders of Common Shares are entitled to one vote per share at all meetings of shareholders, except meetings at which only holders of other classes or series of shares of the Corporation are entitled to vote. Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, holders of Common Shares have the right to receive any dividends declared and payable by the Corporation on Common Shares and the right to receive the remaining assets of the Corporation upon liquidation, dissolution or winding-up, if any, after payment of all debts and liabilities. Holders of Common Shares have no pre-emptive, redemption or conversion rights. All outstanding Common Shares are fully paid and non-assessable.

    At June 30, 1994, 252,407,920 Common Shares were issued and outstanding, of which BCE Inc. owned 131,773,513 Common Shares or 52.2 percent.


PREFERRED SHARES

    The Board of Directors of the Corporation may from time to time issue Class A Preferred Shares and Class B Preferred Shares in one or more series and determine for any such series, by resolution before such issue, its designation, number of shares and respective rights, privileges, restrictions and conditions.

    Preferred Shares of each series of a class rank on a parity with Preferred Shares of each other series of the same class with respect to the payment of dividends and with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation. Class A Preferred Shares are entitled to preference in such respects over Class B Preferred Shares, and both such classes are entitled to preference in such respects over the Common Shares.

    The holders of Preferred Shares do not have the right to receive notice of, attend or vote at, any meeting of shareholders except to the extent otherwise determined by the Board of Directors of the Corporation and set forth in the articles of amendment designating any series of Preferred Shares or when the holders of Preferred Shares are entitled to vote as a class or as a series as provided in the Canada Business Corporations Act and any successor statute, as amended from time to time (the "CBCA"). Holders of Preferred Shares have no pre-emptive rights.

    The provisions attaching to the Preferred Shares may be repealed, altered, modified or amended with such approvals as may then be required by the CBCA, currently being at least two-thirds of the votes cast at a meeting or adjourned meeting of the holders of each class of such shares duly called for the purpose and at which a quorum is present.


CERTAIN PROVISIONS OF THE SERIES 4 SHARES

    In accordance with the provisions attaching to the Class A Preferred Shares, the Board of Directors of the Corporation has designated 200 of the Class A Preferred Shares as "Cumulative Redeemable Class A Preferred Shares Series 4". Two hundred Series 4 Shares are currently issued and outstanding and each Series 4 Share was issued for consideration of $500,000. The Series 4 Shares are listed and posted for trading on the Alberta Stock Exchange. At the date hereof, there are no other Preferred Shares outstanding. The following is a summary of certain provisions of the Series 4 Shares. There have been no modifications to the Share Conditions since the date of issue, and the issue of the Exchange Rights does not constitute any amendment to or modification of such Share Conditions.

    The Series 4 Shares are perpetual auction preferred shares, the dividend rate on which is determined monthly at an auction ordinarily held on the second Tuesday of each month (the "Auction Date"). The auction procedures are contained in the Share Conditions. If on an auction sufficient bids are submitted such that pursuant to the auction procedures there are "Sufficient Clearing Bids", then the dividend rate for the ensuing dividend period is determined pursuant to such auction procedures. If there are not "Sufficient Clearing Bids", the auction is considered to be an "unsuccessful auction". The maximum dividend rate that can result from any auction is the Bankers' Acceptance Rate plus 0.40% (the "Maximum Rate") and upon the occurrence of an unsuccessful auction, the Maximum Rate is deemed to be the dividend rate in effect until the next monthly auction. The Series 4 Shares are redeemable at the option of the Corporation, in whole at any time or in part from time to time (on a pro rata basis), on the business day next preceding any Auction Date, upon payment of the redemption price of $500,000 per Series 4 Share plus all accrued and unpaid dividends thereon to the date of redemption.

    An exchange of a Series 4 Share for Common Shares would be a purchase of such Series 4 Share for the purposes of the Share Conditions. The Share Conditions provide that the Corporation will not, without the approval of the holders of the outstanding Series 4 Shares, purchase any Series 4 Shares. The Share Conditions further provide that such approval shall be given by the affirmative vote of the holders of a majority of the Series 4 Shares represented at a meeting of such holders or any adjournment thereof. At a meeting of the holders of the Series 4 Shares held on July 5, 1994, a resolution was passed by such holders approving the purchase of Series 4 Shares by the Corporation at any time and from time to time, with the consideration for any such purchase payable in Common Shares.


                          MARKET FOR THE COMMON SHARES

    The Common Shares are listed and posted for trading on the TSE, The Montreal Exchange, the Vancouver Stock Exchange, the New York Stock Exchange, The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited and The Tokyo Stock Exchange.

                 PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

    The following table sets forth the market price range and aggregate trading volume of the Common Shares on the TSE for the calendar periods indicated:

                                                  PRICE RANGE
                                  ----------------------------------------------
                                    HIGH              LOW              VOLUME
                                  --------         --------          -----------
1990
     1st Quarter................  $ 31.000         $ 26.625          11,042,911
     2nd Quarter................    34.625           26.375          11,102,519
     3rd Quarter................    34.125           25.625          10,311,113
     4th Quarter................    33.375           26.250          10,835,923
1991
     1st Quarter................  $ 37.375         $ 30.250          13,220,603
     2nd Quarter................    43.625           35.750           8,244,466
     3rd Quarter................    46.500           41.250           6,785,481
     4th Quarter................    52.500           43.375           8,502,238
1992
     1st Quarter................  $ 58.500         $ 51.375           8,613,485
     2nd Quarter................    56.625           40.750          14,623,250
     3rd Quarter................    47.500           39.500           9,916,003
     4th Quarter................    56.750           37.875          16,557,632
1993
     1st Quarter................  $ 58.375         $ 45.625          15,968,270
     2nd Quarter................    49.125           33.500          19,796,527
     3rd Quarter................    36.875           27.500          23,233,262
     4th Quarter................    42.375           31.750          16,305,691
1994
     January....................  $ 44.500         $ 39.875           7,654,037
     February...................    43.250           39.625           4,472,725
     March......................    43.000           37.875           5,375,732
     April......................    42.125           36.125           7,362,335
     May........................    43.750           39.875           4,678,289
     June.......................    43.250           38.250           4,114,115

    On June 30, 1994 the closing price of the Common Shares on the TSE was $38.50 per share.


                         DIVIDENDS PAID ON COMMON SHARES

    The following table sets forth the dividends paid on the Common Shares for the calendar periods indicated (all dollar amounts in this section are in United States dollars):

     1989......................................................     $  0.28
     1990......................................................        0.30
     1991......................................................        0.32
     1992......................................................        0.34
     1993
          First Quarter........................................     $  0.09
          Second Quarter.......................................        0.09
          Third Quarter........................................        0.09
          Fourth Quarter.......................................        0.09
     1994
          First Quarter........................................     $  0.09
          Second Quarter.......................................        0.09

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Fraser & Beatty, the following summary presents fairly the principal Canadian federal income tax considerations for a holder of Series 4 Shares ("Holder") which, for purposes of the Income Tax Act (Canada) (the "Act") and the regulations made thereunder (the "Regulations"), as in force on the date hereof, is a corporation resident in Canada, is not a Specified Person and holds the Series 4 Shares in the ordinary course of its business as inventory of the business. A "Specified Person" in relation to the Corporation means another person with whom the Corporation does not deal at "arm's length" (as defined in the Act), or any partnership or trust of which the Corporation or the other non-arm's length person is a member or beneficiary, respectively. At present, any company within the BCE Inc. group of companies is a Specified Person. Capitalized terms not specifically defined in this tax summary shall have the meanings ascribed to them in the Act and the Regulations.

    This summary is based upon the provisions of the Act and the Regulations, counsel's understanding of the published administrative practices of Revenue Canada, the opinions of Burns Fry Limited, ScotiaMcLeod Inc. and Toronto Dominion Securities Inc. dated July 6, 1994 as to certain matters relating to the value of the Exchange Rights and the expectation that the Series 4 Shares will not be redeemed, acquired or cancelled or their paid-up capital reduced, and the assumptions that the changes to paragraphs 6201(4)(a) and (b) of the Regulations announced by the Minister of Finance on December 20, 1991 are put into effect as proposed, that the Series 4 Shares will continue to be listed on the Alberta Stock Exchange and that, except as noted in this short form prospectus, there are no other agreements or arrangements relating to the Series 4 Shares. This summary does not deal with any possible changes in law or the administration thereof, whether by legislative, governmental or judicial action, other than specific proposals to amend the Act or Regulations publicly announced by the Minister of Finance prior to the date hereof. The summary is not exhaustive of all possible Canadian federal income tax considerations and does not deal with provincial, territorial or foreign income tax considerations which might differ significantly from Canadian federal income tax considerations.

    THIS SUMMARY DOES NOT CONSTITUTE, AND SHOULD NOT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY HOLDER. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.


STATUS OF SHARES

    The Series 4 Shares of a Holder are not Taxable Preferred Shares, Short-term Preferred Shares or shares subject to subsection 112(2.2) or 112(2.4) of the Act. The granting of the Exchange Rights will not change the foregoing status of a Holder's Series 4 Shares.

    The Series 4 Shares are Taxable RFI Shares (unless prescribed by Regulations) and are not Term Preferred Shares for purposes of the Act. The granting of the Exchange Rights should not change the foregoing status of the Series 4 Shares. However, Holders should be aware that Revenue Canada has taken the view that a conversion right permitting the holder to acquire common shares of the issuer equal in value to the convertible share's issue price is a form of guarantee, security or similar indemnity or covenant for purposes of the Term Preferred Share definition. In our opinion, this view is not correct in law or consistent with the legal meaning of the words "guarantee, security or similar indemnity or covenant" as used in the Term Preferred Share definition or other provisions of that definition which specifically permit conversion or exchange rights. Accordingly, while it is our view that the Exchange Rights should not cause the Series 4 Shares to be considered Term Preferred Shares for purposes of the Act, a Holder which is a Specified Financial Institution should consult its own tax advisor.

    In the event that the Series 4 Shares were considered to be Term Preferred Shares, they would not be Taxable RFI Shares.


TAXATION OF DIVIDENDS

Intercorporate Dividend Deduction

    Dividends received on Series 4 Shares by a Holder that is not a Specified Financial Institution will be deductible in computing such Holder's taxable income. In the case of a Holder that is a Specified Financial Institution, such deductibility will depend upon the Series 4 Shares not being Term Preferred Shares of such Holder. In the event that the Series 4 Shares would otherwise be considered to be Term Preferred Shares of the Holder, dividends received on the Series 4 Shares would be deductible in computing such Holder's taxable income, provided that the 10 percent or 5 percent ownership limitations prescribed under the Regulations are complied with as follows:

     (a) where the Holder is a Specified Financial Institution that is not a Restricted Financial Institution, the Holder and all Non-arm's Length Persons are not entitled to receive dividends in respect of more than 10 percent of the Series 4 Shares issued and outstanding at the time the dividends are received; and

     (b) where the Holder is a Specified Financial Institution that is a Restricted Financial Institution,

          (i) the Holder and all Non-arm's Length Persons are not entitled to receive dividends in respect of more than 10 percent of the Series 4 Shares issued and outstanding at the time the dividends are received where no Series 4 Share has been acquired by the Holder or a Restricted Financial Institution which is a Non-arm's Length Person in relation to the Holder (a "Related RFI") after December 15, 1987; or

          (ii) the Holder and all Related RFIs are not entitled to receive dividends in respect of more than 5 percent of the Series 4 Shares issued and outstanding at the time the dividend is received where any Series 4 Share has been acquired by the Holder or a Related RFI after December 15, 1987.


Part IV.1 and Part VI.1 Taxes

    Dividends received on the Series 4 Shares after the Closing Date will not be subject to the 10 percent holder tax under section 187.2 in Part IV.1 of the Act, or the issuer tax under Part VI.1 of the Act.

    Dividends received on the Series 4 Shares after the Closing Date by a Holder that is a Restricted Financial Institution that is not a private corporation for purposes of the Act will only be subject to the 10 percent holder tax under section 187.3 of Part IV.1 of the Act if such Holder or a Related RFI acquired any Series 4 Share after 8:00 p.m. EDT June 18, 1987, the Series 4 Shares are not Term Preferred Shares and such Holder and all Related RFIs are entitled on any dividend date to receive dividends in respect of more than:

    (a) 10 percent of the Series 4 Shares that were issued and outstanding at the last time such Holder or a Related RFI acquired a Series 4 Share where all the Series 4 Shares were acquired by such Holder or a Related RFI before December 16, 1987; or

    (b) 5 percent of the Series 4 Shares that were issued and outstanding at the last time such Holder or a Related RFI acquired a Series 4 Share where any Series 4 Share was acquired by such Holder or Related RFI after December 15, 1987.


Private Corporations

    Dividends received on Series 4 Shares by a Holder which is a private corporation for purposes of the Act will generally be subject to the tax imposed under Part IV of the Act. Dividends received on the Series 4 Shares by a Holder which is an insurance corporation or a bank or trust company (as defined in paragraphs 39(5)(b) and (c) of the Act) that is also a private corporation for purposes of the Act will not be subject to taxes imposed under either Part IV or
IV.1 of the Act.


CONFERRAL OF BENEFIT ON SHAREHOLDER

    Under the Act, a shareholder must include in income the amount of any benefit conferred by a corporation of which such person is a shareholder. A Holder who holds Series 4 Shares on the Closing Date will be regarded as having received a benefit by virtue of the grant of the Exchange Rights as described in this short form prospectus to the extent of the value thereof. In the opinions of Burns Fry Limited, ScotiaMcLeod Inc. and Toronto Dominion Securities Inc., the value of such Exchange Rights is nominal.


                                 USE OF PROCEEDS

    The Corporation will not receive any proceeds from the distribution of the Exchange Rights.

                              PLAN OF DISTRIBUTION

    The Exchange Rights will be distributed by the Corporation on the Closing Date pursuant to this short form prospectus without any cost or charge to the holders of record of the Series 4 Shares on such date. The Corporation will not be a party to any underwriting, agency or other agreement or arrangement for the distribution of the Exchange Rights. The Corporation has agreed to pay dealers (the identity of which will not be known until July 12, 1994) a fee equal to 1/16th of one percent of the stated value of the Series 4 Shares represented by them at the auction to be held July 12, 1994 to determine the dividend rate to be paid on the Series 4 Shares, resulting in an aggregate fee payable to all such dealers of $62,500. In addition, the Corporation has agreed to pay a $25,000 management fee to ScotiaMcLeod Inc. for its services as agent and manager with respect to the issue of the Exchange Rights. Such fees will be paid out of the general corporate funds of the Corporation.


                                  LEGAL MATTERS

    Certain legal matters relating to the offering of the Exchange Rights will be passed upon on behalf of the Corporation by Clive V. Allen, Senior Vice-President and General Counsel of the Corporation. As at June 30, 1994, Clive V. Allen beneficially owned, directly or indirectly, 9,894 Common Shares and partners and associates of Fraser & Beatty beneficially owned, directly or indirectly, 1,375 Common Shares.


                     AUDITORS, REGISTRAR AND TRANSFER AGENT

    The auditors of the Corporation are Deloitte & Touche, Toronto, Ontario.

    The Exchange Rights will be transferrable with, and will not be separable from, the Series 4 Shares. The registrar and transfer agent for the Series 4 Shares and for the Exchange Rights is Montreal Trust Company of Canada at its principal office in Toronto, Ontario.


                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

    Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies must be exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                         CERTIFICATE OF THE CORPORATION

Dated: July 6, 1994

    This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities laws of all provinces of Canada. For the purpose of the Province of Quebec, this short form prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.



         (Signed) JEAN C. MONTY                (Signed) PETER W. CURRIE
               President                         Senior Vice-President
       and Chief Executive Officer            and Chief Financial Officer



                      On Behalf of the Board of Directors:



      (Signed) DONALD J. SCHUENKE              (Signed) RALPH M. BARFORD
               Director                                Director

                                   SCHEDULE A

                         TO THE SHORT FORM PROSPECTUS OF

                            NORTHERN TELECOM LIMITED

                               NOTICE OF EXCHANGE

    This Notice of Exchange is to be completed and executed by holders of Cumulative Redeemable Class A Preferred Shares Series 4 (the "Series 4 Shares") of Northern Telecom Limited (the "Corporation") wishing to exercise the Exchange Right associated with each such Series 4 Share, as described in the Short Form Prospectus (the "Prospectus") of the Corporation dated July 6, 1994 and to exchange each such Series 4 Share for that number of fully paid and freely tradeable shares of the Corporation (the "Common Shares") equal to $500,000 divided by the greater of $2.50 and 95% of the weighted average trading price of the Common Shares on The Toronto Stock Exchange for the ten trading days immediately preceding the Exchange Date (as defined in the Prospectus).

    To exercise the Exchange Right, this Notice of Exchange (properly completed and duly executed), together with certificate(s) representing the Series 4 Shares to be exchanged (duly endorsed for transfer to the Corporation) and any other documents required hereby, must be delivered or sent to and actually received by the transfer agent and registrar, Montreal Trust Company of Canada ("Montreal Trust"), within three business days following a second consecutive unsuccessful auction in respect of the Series 4 Shares (as described in the Prospectus) or a subsequent consecutive unsuccessful auction.

TO:       Northern Telecom Limited

AND TO:   Montreal Trust Company of Canada

     The undersigned:

     1. hereby irrevocably exercises the Exchange Right granted by the Corporation to the undersigned as a holder of a Series 4 Share upon and in accordance with the terms and conditions of such Exchange Right, as described in the Prospectus;

     2. represents and warrants that (a) the undersigned has good and marketable title to the Series 4 Shares described below free and clear of all liens, charges, encumbrances, claims and equities, (b) the undersigned has full power and authority to sell, assign, transfer and exchange such Series 4 Shares to the Corporation without restriction and (c) the Corporation will acquire good and marketable title to such Series 4 Shares, free and clear of all liens, charges, encumbrances, claims and equities;

     3. waives any right to receive notice of purchase or exchange of the Series 4 Shares;

     4. irrevocably appoints Montreal Trust as the true and lawful agent, attorney and attorney-in-fact of the undersigned with respect to the Series 4 Shares described below, with full power of substitution in the premises, in the name of and on behalf of the undersigned, to register or record, transfer and enter the exchange and transfer of such Series 4 Shares on the books of the Corporation;

     5. hereby revokes any and all other authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, hereinbefore conferred or agreed to be conferred by the undersigned at any time with respect to the Series 4 Shares described below and covenants and agrees that no subsequent such authority will be given with respect to such shares by the undersigned;

     6. confirms and agrees that the exercise of the Exchange Right in respect of the Series 4 Shares described below will constitute a binding agreement between the undersigned and the Corporation upon the terms and conditions set forth in this Notice of Exchange;

     7. covenants and agrees to execute, upon request, any additional documents necessary or desirable to complete the sale, assignment, exchange and transfer of the Series 4 Shares described below to the Corporation; and

     8. represents, covenants and agrees that neither the undersigned nor any person designated by the undersigned to receive Common Shares upon exercise of its Exchange Rights has or will offer or sell such Common Shares to a person in the United States or through the facilities of any securities exchange or inter-dealer quotation system in the United States.

              DESCRIPTION OF SERIES 4 SHARES TENDERED FOR EXCHANGE

            (if insufficient space, attach a list in the form below)

                                                       TOTAL NUMBER OF    NUMBER OF
                                                       SERIES 4 SHARES     SERIES 4
CERTIFICATE                                            REPRESENTED BY       SHARES
 NUMBER(S)    NAME AND ADDRESS OF REGISTERED HOLDER      CERTIFICATE      DEPOSITED*
-----------   -------------------------------------    ---------------    ----------



*UNLESS OTHERWISE INDICATED, MONTREAL TRUST WILL ASSUME THAT ALL SERIES 4
 SHARES EVIDENCED BY ANY CERTIFICATE SUBMITTED TO IT ARE BEING DEPOSITED FOR EXCHANGE IN FULL AND THAT THE COMMON SHARES SHALL BE REGISTERED IN THE NAME OF THE REGISTERED HOLDER.

    By virtue of the execution by the undersigned of this Notice of Exchange, the undersigned, the Corporation and Montreal Trust shall be deemed to have required that any contract contemplated by this Notice of Exchange and all documents relating thereto be drawn up in the English language only. Une fois le present avis d'echange signe, le (la) soussigne(e), la societe et Montreal Trust sont reputes avoir exige que tous contrats vises par le present avis d'echange ou tous documents s'y rapportant soient rediges en anglais seulement.

DATED:
      ---------------------------, -----



                                        ----------------------------------------
                                        (Signature of Shareholder or
                                        Authorized Representative)


                                        ----------------------------------------
                                        (Name of Shareholder - please print)


                                        ----------------------------------------
                                        (Address of Shareholder)


                                        ----------------------------------------


                        MONTREAL TRUST COMPANY OF CANADA
                        151 Front Street West, 8th Floor
                                Toronto, Ontario
                                     M5J 2N1

                            Telecopier (416) 981-9800
                           Inquiries to (416) 981-9596